As filed with the Securities and Exchange Commission on April 20, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in charter)

Maryland	74-2830661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
(816) 237-7000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott F. Hartman
Chairman of the Board and Chief Executive Officer
NOVASTAR FINANCIAL, INC.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
(816) 237-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kirstin Pace Salzman
Blackwell Sanders Peper Martin LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112

Approximate date of commencement of proposed sale to the public:  At any time and from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Share	Offering Price	Fee
Common Stock, $0.01 par value per share	(1)	(1)(2)	(1)(2)	(1)(2)

(1)	An indeterminate aggregate initial offering price or number of shares of common stock is being registered as may from time to time be issued at indeterminate prices. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder also include such indeterminate number of securities as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee, except for $16,665 to cover 5,000,000 shares of common stock, of which $1,175 has already been paid with respect to shares of common stock that were previously registered pursuant to Registration Statement No. 333-126699 filed on July 19, 2005, and were not sold thereunder. Accordingly, a total of $15,490 is being paid concurrently with the filing of this registration statement.

(2)	Estimated based on the average of the high and low sales price of our common stock on the New York Stock Exchange on April 12, 2006, which was $31.15 per share, solely for the purposes of determining the registration fee to cover 5,000,000 shares of common stock.

PROSPECTUS

Direct Stock Purchase and Dividend Reinvestment Plan

NovaStar Financial, Inc.

Common Stock

Please read this prospectus carefully before investing and retain it for your future reference.

We are offering an indeterminate number of shares of our common stock to existing holders of our common stock and new investors through our Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan is designed to be an economical and convenient method for existing stockholders to increase their holdings of our common stock and for new investors to make an initial investment in our common stock.

If you currently hold our common stock, you may elect to have all or a percentage of your cash dividends automatically invested in additional shares of common stock at a discount from the market price that may range from 0% to 3%, generally without payment of any brokerage commission or service charge.

If you are either an existing holder of our common stock or a new investor, you may purchase shares of common stock with optional cash payments of $100 to $10,000 per month at a discount from the market price that may range from 0% to 3% and without payment of any brokerage commission or service charge. Optional cash payments of more than $10,000 require our prior approval.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “NFI.”

Investing in our common stock involves risk. You should consider carefully the risk factors set forth on page 5 of this prospectus before enrolling in the Plan.

To ensure we qualify as a real estate investment trust, no person may own more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of our common stock, unless our Board of Directors waives this limitation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered under the Plan or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000.

The date of this prospectus is April 20, 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “we,” “us,” and “our” refer to NovaStar Financial, Inc. and its subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “continue,” “anticipate,” “intend,” “may,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions or the negative of those terms, although not all forward-looking statements contain these identifying words. Statements regarding the following subjects contained or incorporated by reference in this prospectus are forward-looking by their nature:

•	our business strategy;

•	our ability to manage risk, including credit risk;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of funds from operations;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders. Such factors include, but are not limited to:

•	those identified under the “Risk Factors” section of this prospectus;

•	those identified from time to time in our public filings with the Securities and Exchange Commission (the “Commission”);

•	our ability to generate sufficient liquidity on favorable terms;

•	the size, frequency and structure of our securitizations;

•	interest rate fluctuations on our assets that differ from our liabilities;

•	increases in prepayment or default rates on our mortgage assets;

•	changes in assumptions regarding estimated loan losses and fair value amounts;

•	changes in origination and resale pricing of mortgage loans;

•	our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations;

•	the initiation of a margin call under our credit facilities;

•	the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies;

ii

•	our ability to expand origination volume while maintaining an acceptable level of overhead;

•	our ability to adapt to and implement technological changes;

•	the stability of residential property values;

•	the outcome of litigation or regulatory actions pending against us or other legal contingencies;

•	the impact of losses resulting from natural disasters;

•	the impact of general economic conditions; and

•	the risks that are outlined from time to time in our filings with the Commission, including this annual report.

We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed or incorporated by reference in this prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” and in our periodic filings with the Commission, including Form 10-Q or 10-K that we have filed, which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

iii

SUMMARY

The following summary description of our Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) is qualified by reference to the full text of the Plan which appears in this prospectus. Capitalized terms have the meanings given to them in the Plan.

Our Company	NovaStar Financial, Inc. is a Maryland corporation operating as a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We generally intend to distribute substantially all of our taxable income (which does not ordinarily equal net income as calculated in accordance with generally accepted accounting principals) to our stockholders to comply with the REIT provisions of the Code.

Purpose of the Plan	The primary purpose of the Plan is to provide our existing stockholders and interested new investors with a convenient and economical method of purchasing shares of our common stock and investing all or a percentage of their cash dividends in additional shares of our common stock. The Plan can also provide us with a means of raising additional capital through the direct sale of our common stock.

Source of Purchase of Shares	Shares of common stock purchased through the Plan will be purchased either directly from us as newly issued shares or on the open market or through privately negotiated transactions, or by a combination of such purchases, at our option.

Investment Options	If you are eligible, you may begin participating in the Plan by completing an enrollment form and returning it to the Plan Administrator. Brokers, banks or other nominees may reinvest dividends and make Optional Cash Payments on behalf of beneficial owners. Enrollment in the Plan is entirely voluntary and you may terminate your participation at any time.

You may choose from the following investment options:

Full Dividend Reinvestment: The Plan Administrator will apply all cash dividends relating to all shares of common stock owned by you and subject to the Plan toward the purchase of additional shares of our common stock.

Partial Dividend Reinvestment: The Plan Administrator will apply the cash dividends on a percentage, specified by you, of shares of common stock owned by you and subject to the Plan to purchase additional shares of our common stock. The Plan Administrator will pay the dividends on the remaining shares of common stock to you in cash.

Optional Cash Payments Only: You will continue to receive cash dividends on shares of common stock owned by you in the usual manner. You may make Optional Cash Payments to invest in additional shares of our common stock in accordance with the Plan.

If you do not select an investment option, you be enrolled in the Full Dividend Reinvestment opion. You may change your investment options at any time by submitting a new enrollment form to the Plan Administrator.

Optional Cash Payments	Each Optional Cash Payment is subject to a minimum purchase of $100 per month and a maximum per month purchase limit of $10,000. Optional Cash Payments of more than $10,000 require our prior approval pursuant to a Request for Waiver.

Requests for Waiver	Optional Cash Payments of more than $10,000 per month may only be made upon our acceptance of a completed Request for Waiver, specifying the proposed investment amount, Pricing Period, method of calculating the purchase price, Maximum Price and the Investment Date. All shares purchased pursuant to Requests for Waiver will be purchased directly from us. We may approve Requests for Waiver in our sole discretion; provided, that we will only approve one Request for Waiver per Participant per month. We expect to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants from time to time.

Threshold Price	Prior to the commencement of the Pricing Period for an Optional Cash Payment pursuant to a Request for Waiver, we may establish a Threshold Price, which is the minimum price at which our common stock must trade on a given day during the Pricing Period to be included in the determination of the Market Price for such investment. Your investment will be proportionately reduced, and will be returned to you without interest, for each Trading Day in the Pricing Period that our common stock does not at least equal the Threshold Price.

Maximum Price	You may specify a Maximum Price for an Optional Cash Payment pursuant to a Request for Waiver. If the Market Price less the Waiver Discount exceeds the Maximum Price, no purchase will be made and your Optional Cash Payment will be returned to you without interest.

Cash Discounts	With respect to common stock purchased with reinvested dividends, we will establish on each dividend declaration date established by our Board of Directors, a discount from the Market Price between 0% to 3%. The discount may vary with respect to each dividend declaration date, but once established will apply uniformly to all shares purchased directly from us with respect to a particular common stock dividend payment.

Each month, we will establish a discount between 0% and 3% from the Market Price applicable to Optional Cash Payments of $10,000 or less. The discount may vary each month but once established will apply uniformly to all purchases made using Optional Cash Payments of $10,000 or less during that month.

Prior to the commencement of the Pricing Period for an Optional Cash Payment pursuant to a Request for Waiver, we will establish a discount from the Market Price between 0% and 3% for purchases made pursuant to that Request for Waiver.

Investment Date	With respect to dividend reinvestment:

The Investment Date will be (i) in the case of shares acquired directly from us, the dividend payment date set by our Board of Directors, or if such date is not a business day, the next business day immediately thereafter, or (ii) in the case of open market purchases or privately negotiated transactions, the date(s) between the dividend payment date and the next 10 business days thereafter that the Plan Administrator makes purchases, in each case, as market conditions permit, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws; provided, that in no event will an Investment Date for Optional Cash Payments be the same date as an Investment Date for the reinvestment of dividends. A business day is defined as any day other than a Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which we or the Plan Administrator is authorized or obligated by law to close.

With respect to Optional Cash Payments (other than pursuant to Requests for Waiver):

The Investment Date will be (i) in the case of shares acquired directly from us, the 21st day of each month, or if such date is not a business day, the next business day immediately thereafter, or (ii) in the case of open market purchases or privately negotiated transactions, the date(s) between the 21st and the next 10 business days thereafter that the Plan Administrator makes purchases, in each case, as market conditions permit, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws; provided, that in no event will an Investment Date for Optional Cash Payments be the same date as an Investment Date for the reinvestment of dividends.

With respect to Optional Cash Payments pursuant to Requests for Waiver, the Investment Date will be the date specified in the Request for Waiver; provided, that in no event will such Investment Date be the same date as an Investment Date for the reinvestment of dividends.

Purchase Price	Whether the shares are acquired directly from us, in the open market or in privately negotiated transactions, they will be purchased under the Plan at the Market Price, less any applicable discount. In no event shall the purchase price of shares acquired with respect to reinvested dividends be less than 95% of the fair market value of our common stock on the Investment Date. If this 95% test is not satisfied, we may be forced to eliminate any Dividend Reinvestment Discount and adjust the Market Price so that the purchase price per share is not less than 95% of the fair market value per share on the Investment Date. “Fair market value” means the closing price, computed to three decimal places, on the NYSE, as reported by Bloomberg.

The Market Price, in the case of shares purchased directly from us (other than for Optional Cash Payments made pursuant to a Request for Waiver), will be the average of the daily closing prices, computed to three decimal places, of our common stock on the

NYSE, as reported on Bloomberg, during the relevant Pricing Period for such purchases. The Pricing Period (other than for Optional Cash Payments pursuant to a Request for Waiver) is the period of 10 Trading Days immediately preceding the relevant Investment Date. The Market Price for shares purchased pursuant to a Request for Waiver will be either the average of the daily closing prices, computed to three decimal places, of our common stock on the NYSE, as reported on Bloomberg, during the Pricing Period specified on the Request for Waiver or a price determined using a different method of calculation specified on the Request for Waiver.

In the case of shares purchased on the open market or in privately negotiated transactions, the Market Price will be the weighted average of the actual prices paid, net of any brokerage commissions or service charges, computed to three decimal places.

Expenses	There are no brokerage commissions or service fees on shares of common stock purchased from us. We will pay any brokerage commissions or service charges in connection with the purchase of shares pursuant to Optional Cash Payments. In the case of shares purchased pursuant to the reinvestment of dividends, we will pay any brokerage commissions or service charges that when combined with the applicable Dividend Reinvestment Discount do not exceed 5% of the fair market value of the shares purchased, subject to federal income tax requirements that the purchase price per share not be less than 95% of the fair market value per share on the Investment Date. We will pay all other costs of administration of the Plan. If you request that the Plan Administrator sell all or any percentage of your shares will be responsible for a nominal service charge per transaction, any related brokerage commissions or service charges and applicable stock transfer taxes.

No Interest Pending Investment	No interest will be paid on cash dividends pending reinvestment or Optional Cash Payments pending investment under the terms of the Plan.

Withdrawal	You may withdraw from the Plan with respect to all or a percentage of your shares subject to the Plan at any time by notifying the Plan Administrator in writing.

Certain Tax Treatment	Participants in the Dividend Reinvestment Program under the Plan will be treated for federal income tax purposes as having received, generally on the Investment Date, a distribution in an amount equal to the fair market value on such date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount and the holding period for such shares will begin on the day following the Investment Date. The fair market value on the Investment Date may vary from the Market Price determined under the Plan for such shares. You will be taxed on the full amount of dividends deemed paid to you even though they will not be receiving a corresponding cash distribution from us.

If you are a Participant in the Dividend Reinvestment Program and you make Optional Cash Payments, you may be treated as having received a dividend distribution in an amount equal to the excess,

if any, of the fair market value of the shares acquired on the Investment Date over the amount you paid for shares purchased pursuant to Optional Cash Payments. We have attempted to avoid this treatment by structuring the Plan so that Investment Dates for the reinvestment of Dividends and Optional Cash Payments will not occur on the same date. A Participant who makes Optional Cash Payments but does not participate in the Dividend Reinvestment Program would not be subject to the potential dividend treatment on the discounted purchase price. Shares acquired under the Stock Purchase Program will have a tax basis equal to the amount of the Optional Cash Payment plus the dividend income, if any, recognized as a result. Your holding period for shares of Common Stock acquired pursuant to the Plan will begin on the day following the Investment Date.

Amount Offered	We have registered under the Securities Act an indeterminate number of shares of common stock to be issued under the Plan and such indeterminate number of additional shares as may be issuable in connection with stock splits, stock dividends or similar transactions. Our Board of Directors has authorized up to 5,000,000 shares of common stock for issuance under the Plan. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance additional shares from time to time as necessary for purposes of the Plan.

Plan Administrator	UMB Bank, n.a. is the Plan Administrator. All correspondence regarding the Plan or your Plan account should be directed to the Plan Administrator as follows:

UMB Bank, n.a.
Securities Transfer Division
P O Box 419064
Kansas City, Missouri 64141-6064
Telephone (800) 884-4225 or (816) 860-7891
http://www.umb.com/business/shareholder
email: stock.transfer@umb.com

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks identified in “Cautionary Statement Regarding Forward-Looking Statements” above and the risks identified in our periodic filings with the Commission, including any Form 10-Q or 10-K that we have filed.

THE COMPANY

We are a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans. We offer a wide range of mortgage loan products to borrowers, commonly referred to as “nonconforming borrowers,” who generally do not satisfy the credit, collateral, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, including federal government-sponsored entities such as Fannie Mae or Freddie Mac. We retain significant interests in the nonconforming loans we originate and purchase through our mortgage securities investment portfolio. Through our servicing platform, we then service all of the loans in which we retain interests, in order to better manage the credit performance of those loans.

We have elected to be taxed as a REIT under the Code. We believe that the tax-advantaged structure of a REIT maximizes the after-tax returns from our mortgage assets. We must meet numerous rules established by statute to retain our status as a REIT. In summary, among others, they require us to:

•	restrict investments to certain real estate related assets;

•	avoid certain investment trading and hedging activities; and

•	distribute at least 90% of taxable income to stockholders.

As long as we maintain our REIT status, distributions to our stockholders will generally be deductible by us for income tax purposes. This deduction effectively eliminates corporate level income taxes. NovaStar Mortgage, Inc. (“NovaStar Mortgage”) and certain other of our subsidiaries are operated as “taxable REIT subsidiaries” under the REIT tax rules. As such, any earnings that we derive through NovaStar Mortgage and our other taxable REIT subsidiaries are effectively subject to a corporate level tax. We believe the REIT structure is one of the most desirable for owning loans and mortgage securities and conducting mortgage operations. We believe we have met, and will continue to meet, the requirements to maintain our REIT status.

We are self-advised and self-managed. We do not need to rely and do not rely, on a third-party advisor to provide portfolio investment advice or third party manager for the day-to-day administration of our business operations. We believe that our structure favorably distinguishes us from other mortgage REITs.

NovaStar Financial, Inc. (“NovaStar Financial”) was incorporated in the State of Maryland on September 13, 1996 and began operations in December 1996. Our principal executive offices are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114. Our telephone number is (816) 237-7000.

THE PLAN

The Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) was adopted by our Board of Directors on January 29, 2003, became effective on May  28, 2003, and was amended as of July 6, 2005 and April 10, 2006.

The following series of questions and answers explains and constitutes the Plan in its entirety. Stockholders who do not participate in the Plan will receive cash dividends, as authorized and declared by our Board of Directors and paid in the usual manner.

PURPOSE

1.	What is the purpose of the Plan?

The primary purpose of the Plan is to provide holders of shares of our common stock (“Common Stock”) and interested new investors with a convenient and economical method of investing cash dividends in, or making Optional Cash Payments (as defined in Question 2) to purchase, or both, additional shares of Common Stock, generally without payment of any brokerage commission or service charge and at a discount ranging from 0% to 3% from the Market Price (as defined in Question 10).

We may also use the Plan to raise additional capital through the sale each month of Common Stock to our stockholders and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive certain limitations applicable to the Optional Cash Payment feature of the Plan will allow for these sales.

Under the Plan, if you purchase Common Stock directly from us, the net proceeds of the sale of those shares will be used to purchase additional mortgage assets and for general corporate purposes.

The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of shares of Common Stock. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends or Optional Cash Payments under the Plan. Those transactions may cause fluctuations in the price or trading volume of the shares of Common Stock. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible stockholders or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of Common Stock.

AVAILABLE OPTIONS

2.	What options are available under the Plan?

Stock Purchase Program

Each month, you may elect to make a cash purchase of additional shares of Common Stock, subject to a minimum purchase of $100 and a maximum purchase of $10,000 per month (“Optional Cash Payment”). We may permit Optional Cash Payments of more than $10,000 per month pursuant to a Request for Waiver (as defined in Question 15). You may make an Optional Cash Payment each month even if you do not reinvest dividends.

Dividend Reinvestment Program

Holders of Common Stock and interested new investors who make an initial investment through the Stock Purchase Program described above and who wish to participate in the Plan (each a “Participant”) may elect to have all, a percentage, or none of their cash dividends paid on their shares of Common Stock automatically reinvested in additional shares of Common Stock through the Dividend Reinvestment Program. Cash dividends are paid on Common Stock when and as authorized and declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of shares of Common Stock registered for issuance under the Plan and subject to certain ownership limitations contained in our charter, there is no limitation on the amount of dividends you may reinvest through the Dividend Reinvestment Program.

BENEFITS AND DISADVANTAGES

3.	What are the benefits and disadvantages of the Plan?

Benefits

The primary benefits of the Plan are:

(a) The Plan provides you with the opportunity to automatically reinvest cash dividends paid on all or a percentage of your Common Stock in additional shares of Common Stock, generally without payment of any brokerage commission or service charge and at a discount from the Market Price ranging from 0% to 3%.

(b) Whether you are a current stockholder or a new investor, the Plan provides you with the opportunity to make monthly Optional Cash Payments, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock, generally without payment of any brokerage commission or service charge and at a discount from the Market Price ranging from 0% to 3%.

(c) All cash dividends paid on Common Stock subject to the Dividend Reinvestment Program can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares of Common Stock, which will be credited to Plan accounts.

(d) The Plan Administrator (as defined in Question 4), at no charge to you will maintain your ownership of Common Stock purchased under the Plan on its records in uncertificated form as part of your Plan account.

(e) You may also elect to deposit with the Plan Administrator, at no charge, Common Stock certificates registered in your name for safekeeping. Because you bear the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the Plan Administrator at the address specified in Question 4.

(f) The Plan Administrator will provide you with periodic statements reflecting all current activity in your Plan account, including purchases, sales and your account balance, which should simplify your record keeping.

Disadvantages

The primary disadvantages of the Plan are:

(a) Neither we nor the Plan Administrator will pay interest on dividends or Optional Cash Payments held pending investment. In addition, Optional Cash Payments of less than $100 and the amount of any Optional Cash Payment which exceeds the maximum monthly purchase limit of $10,000, unless such maximum purchase limit has been waived by us pursuant to a Request for Waiver, may be subject to return to you without interest. In addition, if the Threshold Price, if any, with respect to Optional Cash Payments pursuant to a Request for Waiver is not met or the Maximum Price (as defined in Question 15) you specified, if any, is exceeded, a portion or all of your Optional Cash Payment may be subject to return to you without interest. See Question 15.

(b) Generally, with respect to Optional Cash Payments, the actual number of shares to be credited to your Plan account will not be determined until after the end of the relevant Pricing Period in the case of shares purchased directly from us or until after the Plan Administrator has completed the purchases of Common Stock in the case of shares purchased in the open market. Therefore, you will not know the actual number of shares, if any, you have purchased until after the relevant Investment Date (as defined in Question 9). See Question 9.

(c) While the Plan provides for a discount from the Market Price, the Market Price of shares acquired under the Plan may exceed the fair market value (as defined in Question 10) of Common Stock on the Investment Date, when the shares are issued or thereafter. The fair market value on the Investment Date generally governs the amount of taxable income to stockholders.

(d) Because Optional Cash Payments must be received by the Plan Administrator on or before the Optional Cash Payment Due Date (as defined in Question 14), such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, Optional Cash Payments received by the Plan Administrator will not be returned to you unless the Plan Administrator receives a telephone or written request from you on or before the Optional Cash Payment Due Date with respect to that payment. See Question 14.

(e) There is a nominal fee per transaction, brokerage commission and applicable share transfer taxes that you may be required to pay to the Plan Administrator if you request that the Plan Administrator sell some or all or your shares of Common Stock credited to your Plan account. See Question 22.

(f) If you chose to reinvest cash dividends, you will be treated for federal income tax purposes as having received a distribution in cash on the Investment Date. You will have to use other funds (or sell a percentage of the Common Stock received) to fund the resulting tax liability. See Question 32.

Prospective investors should carefully consider the matters described in the Risk Factors section of this prospectus and the Risk Factors identified in our periodic filings with the Securities and Exchange Commission, which are incorporated by reference into this prospectus, before making an investment in Common Stock.

ADMINISTRATION

4.	Who Administers the Plan?

We have retained UMB Bank, n.a., as the Plan Administrator, to administer the Plan, keep records, send statements of account activity, and perform other duties relating to the Plan. The mailing address, telephone number, and website and email addresses for the Plan Administrator are:

UMB Bank, n.a.
Securities Transfer Division
P O Box 419064
Kansas City, Missouri 64141-6064
Telephone (800) 884-4225 or (816) 860-7891
http://www.umb.com/business/shareholder
email: stock.transfer@umb.com

Shares of Common Stock purchased by a Participant pursuant to the Plan will be recorded in uncertificated form in the Participant’s Plan account by the Plan Administrator, and will be registered in the Plan Administrator’s name (or its nominee) as agent for each Participant in the Plan, unless and until the Participant requests that the Plan Administrator issue a stock certificate for the Participant’s shares. As record holder for the Plan shares, the Plan Administrator will (a) receive dividends for Plan shares held on a dividend Record Date, (b) credit such dividends to Participants’ accounts on the basis of whole or fractional shares held in such accounts, and (c) automatically reinvest such dividends in additional shares of Common Stock according to the percentage selected by each Participant. Any remaining percentage of cash dividends not designated for reinvestment will be sent to you.

If the Plan Administrator resigns or otherwise ceases to act as Plan Administrator, we will appoint a new Plan Administrator to administer the Plan. We may also appoint a successor administrator under the Plan at any time. You will be informed of any such appointment.

The Plan Administrator also acts as dividend disbursing agent, transfer agent, and registrar for the Common Stock.

PARTICIPATION

5.	Who is eligible to participate?

A “Record Owner” (which means a stockholder who owns shares of Common Stock in his, her or its own name) or a “Beneficial Owner” (which means a stockholder who beneficially owns shares of Common Stock that are registered in a name other than his, her or its own name, for example, in the name of a broker, bank, or other nominee) may participate in the Dividend Reinvestment Program or Stock Purchase Program under the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares of Common Stock transferred into his, her or its own name or by coordinating with his, her or its broker, bank, or other nominee to participate in the Plan on his, her or its behalf. A broker, bank, or other nominee acting on behalf of a Beneficial Owner must have a separate account for each Beneficial Owner who is a Participant in the Plan and for whom it acts. In addition, interested investors who are not stockholders may participate in the Plan through the Stock Purchase Program.

We may terminate, by written notice, at any time, any Participant’s participation in the Plan if that participation would or could be in violation of the restrictions contained in our charter. Among other things, those restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, (a) shares of Common Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock or (b) shares of our capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of our capital stock. The meanings given to the terms “group” and “beneficial ownership” may cause a person who individually owns less than 9.8% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. Under our charter, transfers or attempted transfers that would violate the foregoing restrictions or otherwise jeopardize our qualification as a real estate investment trust (“REIT”) for tax purposes will be null and void. Our charter further provides that if any transfer of shares of capital stock occurs which, if effective, would result in any person beneficially or constructively owning shares of capital stock in excess or in violation of the ownership limitations referred to above, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to the trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares.

ENROLLMENT

6.	How do I enroll in the Plan?

Record Owners may enroll in the Plan by completing and signing an enrollment form and returning it to the Plan Administrator at the address set forth in Question 4. Enrollment forms may be obtained at any time from the Plan Administrator or on our website at http://www.novastarmortgage.com.

Beneficial Owners who wish to enroll in the Plan must instruct their bank, broker, or other nominee in whose name their shares are held to participate in the Plan on their behalf. The bank, broker, or other nominee should then make arrangements with its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. Beneficial Owners are cautioned to ensure that their broker, bank, or other nominee passes along the proceeds of any applicable discount to the beneficiary’s account.

Alternatively, a Beneficial Owner may request that its bank, broker, or other nominee register the number of shares the Beneficial Owner wishes to be enrolled in the Plan in the Beneficial Owner’s name as Record Owner to allow for direct participation in the Plan by the Beneficial Owner.

New investors may enroll in the Plan by making an initial investment in an amount not less than $100 nor more than $10,000, unless we approve a Request for Waiver. New investors should complete the section on the enrollment form indicating that he, she or it is a new investor wishing to become a Participant by designating the amount for initial purchase of Common Stock. At the same time, the new investor may designate all, a percentage, or none of the dividends on the shares purchased to be reinvested in additional shares of Common Stock. The enrollment form should be returned to the Plan Administrator along with payment for the initial investment and, if applicable, a Request for Waiver form.

You may enroll in the Plan at any time. Once enrolled, you remain a Participant in the Plan until you withdraw, we or the Plan Administrator terminate your participation or we terminate the Plan.

7.	What does the enrollment form provide?

If you elect (or your bank, broker, or other nominee elects on your behalf) to reinvest dividends, the enrollment form appoints the Plan Administrator as your agent and directs us to pay to the Plan Administrator cash dividends on all or a specified percentage of shares of Common Stock that you own (as a Record Owner or Beneficial Owner, as applicable) on a Record Date (as defined in Question 11). The enrollment form directs the Plan Administrator to purchase for your account on each applicable Investment Date additional shares of Common Stock with cash dividends and/or Optional Cash Payments, if any, made by you.

The enrollment form provides for the following investment options:

(1) If the “Full Dividend Reinvestment” option is elected, the Plan Administrator will apply all cash dividends relating to all shares of Common Stock owned by you and subject to the Plan toward the purchase of additional shares of Common Stock.

(2) If the “Partial Dividend Reinvestment” option is elected, the Plan Administrator will apply a percentage, specified by you, of cash dividends relating to shares of Common Stock owned by you and subject to the Plan toward the purchase of additional shares of Common Stock. We will pay dividends on the remaining shares of Common Stock to you in cash.

(3) If the “Optional Cash Payments Only” option is elected, you will continue to receive cash dividends in the usual manner on shares of Common Stock owned by you. You may make Optional Cash Payments to invest in additional shares of Common Stock in accordance with the Plan.

You may change your investment election at any time by submitting a new enrollment form to the Plan Administrator at the address set forth in Question 4.

If you return a properly executed enrollment form to the Plan Administrator without electing an investment option, you will be enrolled as having selected the Full Dividend Reinvestment option.

8.	When will my participation in the Plan begin?

If an enrollment form requesting reinvestment of dividends is received by the Plan Administrator at least two business days before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an enrollment form is received less than two business days before the Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend Investment Date following the next Record Date. A business day is defined as any day other than a Saturday, Sunday or legal holiday on which the New York Stock Exchange (the “NYSE”) is closed or a day on which we or the Plan Administrator is authorized or obligated by law to close.

If an enrollment form and full payment of an Optional Cash Payment (other than pursuant to a Request for Waiver) is received by the Plan Administrator on or before the Optional Cash Payment Due Date established for an Investment Date, investment will commence on that Investment Date. Otherwise, investment will commence on the next Investment Date, unless the Plan Administrator receives a request from you on or before the Optional Cash Payment Due Date established for the next Investment Date to return your Optional Cash Payment.

PURCHASES

9.	When will dividends and Optional Cash Payments be invested?

The “Investment Date” is the date shares of Common Stock are acquired by the Plan Administrator and will vary for both dividend reinvestments and Optional Cash Payments, depending on whether the shares are purchased from us or in the open market or through privately negotiated transactions. When shares are purchased from us, the Investment Date for dividend reinvestment will be the Common Stock dividend payment date set by our Board of Directors, and the Investment Date for Optional Cash Payments of $10,000 or less will be the 21st day of a month, or if such date is not a business day, the next business day immediately thereafter, except where completion at a later date is necessary or advisable under applicable federal or state securities laws, as determined by the Plan Administrator or us; provided, that in no event will an Investment Date for Optional Cash Payments be the same date as an Investment Date for the reinvestment of dividends.

In the case of open market or privately negotiated purchases for dividend reinvestment, the Investment Date will be the date(s) that the Plan Administrator makes purchases within 10 business days following the Common Stock dividend payment date, as market conditions permit, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws, as determined by the Plan Administrator or us; provided, that in no event will an Investment Date for Optional Cash Payments be the same date as an Investment Date for the reinvestment of dividends.

In the case of open market or privately negotiated purchases for Optional Cash Payments of $10,000 or less, the Investment Date will be the date(s) that the Plan Administrator makes purchases within 10 business days following the 21st day of a month, as market conditions permit, except where completion at a later date is necessary or advisable under applicable federal or state securities laws, as determined by the Plan Administrator or us; provided, that in no event will an Investment Date for Optional Cash Payments be the same date as an Investment Date for an reinvestment of dividends.

If we approve a Request for Waiver for an Optional Cash Payment of more than $10,000, the Investment Date will be the date specified in the Request for Waiver; provided, that in no event will such Investment Date be the same date as an Investment Date for the reinvestment of dividends.

When the Plan Administrator makes purchases of Common Stock in the open market or in privately negotiated transactions, the purchases may be subject to such terms with respect to price, delivery, and other matters as agreed to by the Plan Administrator. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares of Common Stock or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases.

The Plan Administrator will allocate shares and credit shares of Common Stock, computed to four decimal places, to your Plan account as follows: (a) shares purchased from us will be allocated and credited as of the appropriate Investment Date; and (b) shares purchased in open market transactions or through privately negotiated transactions will be allocated and credited on the last Investment Date for purchases on behalf of participants with dividends to be reinvested or Optional Cash Payments, as the case may be, during the month.

No interest will be paid on (a) cash dividends pending reinvestment, or (b) Optional Cash Payments pending investment under the terms of the Plan. Because no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before the Optional Cash Payment Due Date.

10.	What will be the price to Participants of shares purchased under the Plan?

With respect to dividend reinvestment purchases:

•	If the shares are purchased directly from us, the purchase price will be the Market Price (as defined below), less any Dividend Reinvestment Discount (as defined below) as we shall determine in our sole discretion, subject to federal income tax requirements that the purchase price not be less than 95% of the fair market value of the shares on the Investment Date. No brokerage commissions or service charges will apply to such purchases.

•	If the shares are purchased in the open market or in privately negotiated transactions, the purchase price will be the Market Price, less any Dividend Reinvestment Discount as we shall determine in our sole discretion, subject to federal income tax requirements that the purchase price not be less than 95% of the fair market value of the shares on the Investment Date. We will pay any brokerage commissions or service charges, subject to such federal income tax requirements.

With respect to Optional Cash Payments of $10,000 or less:

•	If the shares are purchased directly from us, the purchase price will be the Market Price, less any Optional Cash Discount (as defined below) as we shall determine in our sole discretion. No brokerage commissions or service charges will apply to such purchases.

•	If the shares are purchased in the open market or in privately negotiated transactions, the purchase price will be the Market Price, less any Optional Cash Discount as we shall determine in our sole discretion. We will pay any brokerage commissions or service charges.

With respect to Optional Cash Payments of more than $10,000 made pursuant to a Request for Waiver:

•	The purchase price will be the Market Price, less any Waiver Discount (as defined in Question 15) as we shall determine in our sole discretion. No brokerage commissions or service charges will apply to such purchases.

We will establish on each corresponding dividend declaration date established by our Board of Directors a discount between 0% and 3% (the “Dividend Reinvestment Discount”) from the Market Price applicable to shares purchased with respect to reinvested dividends and will notify the Plan Administrator of our decision. The Dividend Reinvestment Discount may vary with respect to each dividend declaration date established, but once established will apply uniformly to all shares purchased directly from us with respect to a particular Common Stock dividend payment.

Each month, at least three business days before the Optional Cash Payment Due Date, we will establish a discount between 0% and 3% (the “Optional Cash Discount”) from the Market Price applicable to Optional Cash Payments (other than Optional Cash Payments made pursuant to a Request for Waiver) for that month and will notify the Plan Administrator of our decision. The Optional Cash Discount may vary each month but once established will apply uniformly to all shares purchased directly from us with respect to Optional Cash Payments (other than Optional Cash Payments made pursuant to a Request for Waiver) for that month. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the Optional Cash Discount. Setting the Optional Cash Discount for a month will not determine the Optional Cash Discount for any subsequent month. See Question 15 for a discussion of the Waiver Discount for Optional Cash Payments made pursuant to Requests for Waiver.

In the case of shares purchased in the open market or in privately negotiated transactions pursuant to the reinvestment of dividends, we will pay any brokerage commissions or service charges that when combined with the applicable Dividend Reinvestment Discount do not exceed 5% of the fair market value on the Investment Date of the shares purchased, subject to federal income tax requirements that the purchase price per share not be less than 95% of the fair market value per share on the Investment Date.

To obtain the current Dividend Reinvestment Discount or Optional Cash Discount, please visit our website at http://www.novastarmortgage.com or contact our investor relations department at (816) 237-7000. The information on our website does not constitute a part of this prospectus.

The Market Price, in the case of shares purchased directly from us (other than for Optional Cash Payments made pursuant to a Request for Waiver), will be the average of the daily closing prices, computed to three decimal places, of Common Stock on the NYSE, as reported on Bloomberg, during the Pricing Period for such purchases. The “Pricing Period” (other than for Optional Cash Payments made pursuant to a Request for Waiver) is the 10 days on which the NYSE is open and for which trades in Common Stock are reported (each a “Trading Day”) immediately preceding the relevant Investment Date. The Market Price for shares purchased pursuant to a Request for Waiver will be either the average of the daily closing prices, computed to three decimal places, of Common Stock on the NYSE, as reported on Bloomberg, during the Pricing Period specified on the Request for Waiver or a price determined using a different method of calculation specified on the Request for Waiver. In the case of shares purchased on the open market or in privately negotiated transactions, the Market Price will be the weighted average of the actual prices paid, net of any brokerage commissions and service charges, computed to three decimal places. The Internal Revenue Service (the “IRS”) has taken the position that for federal tax purposes the amount of the discount and the basis of the stock received are determined based on the fair market value of the stock on the Investment Date regardless of the mechanism we employ to determine the number of shares purchased. “Fair market value” means the closing price, computed to three decimal places, on the NYSE, as reported by Bloomberg.

The Market Price per share, less any Dividend Reinvestment Discount, may not be less than 95% of the fair market value per share on the Investment Date in the case of shares purchased pursuant to the reinvestment of dividends. If this 95% test is not satisfied, we may be forced to eliminate any Dividend Reinvestment Discount and adjust the Market Price so that the purchase price per share is not less than 95% of the fair market value per share on the Investment Date.

With respect to open market purchases and privately negotiated transactions, neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares of Common Stock or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases.

11.	What is the Record Date for dividend reinvestment?

For the reinvestment of dividends, the “Record Date” is the date set by our Board of Directors for determining which stockholders are entitled to receive Common Stock dividends. The amount and timing of future dividends are determined by our Board of Directors based on REIT tax requirements and business trends at the time.

12.	How will the number of shares of Common Stock purchased be determined?

Your Plan account will be credited with the number of shares, including fractions computed to four decimal places, equal to (a) the total dollar amount to be invested on your behalf divided by (b) the Market Price per share, less the applicable discount from the Market Price per share. The total dollar amount to be invested with respect to dividend reinvestments will depend on the amount of any dividends paid, the number of shares of Common Stock that you have enrolled in the Dividend Reinvestment Program on the applicable Record Dates and whether you have elected to reinvest all or a percentage of cash dividends toward the purchase of additional shares of Common Stock. The total dollar amount invested with respect to Optional Cash Payments will depend on the amount you deliver to the Plan Administrator for investment on the related Investment Dates.

13.	What is the source of shares of Common Stock purchased under the Plan?

Shares of Common Stock credited to your Plan account will be purchased either directly from us, on the open market or through privately negotiated transactions, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. We will determine the source of the shares of Common Stock to be purchased under the Plan at least three business days before the relevant Record Date, in the event of a dividend, or Optional Cash Payment Due Date in the event of Optional Cash Payments, and will notify the Plan Administrator of our decision. Subject to the availability of shares of Common Stock registered for issuance under the Plan and subject to certain ownership limitations contained in our charter, there is no limit to the number of shares available for issuance by us under the Plan. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the shares of Common Stock to be purchased under the Plan, but information regarding the source of the shares of Common Stock may be obtained by contacting our investor relations department at (816) 237-7000.

14.	How does the Optional Cash Payment (other than pursuant to Requests for Waiver) feature of the Plan work?

Each month, we will establish the Optional Cash Discount as described in Question 10. All Record Owners and interested new investors who have timely submitted signed enrollment forms indicating their intention to participate in the Optional Cash Payment feature, and all Beneficial Owners whose brokers, banks, or other nominees have timely submitted signed enrollment forms indicating their intention to participate in the Optional Cash Payment feature are eligible to make Optional Cash Payments during any month, whether or not a dividend is declared. The Plan Administrator must receive a check, money order or wire transfer by the applicable Optional Cash Payment Due Date and that check, money order or wire transfer must have cleared on or before the 21st day of the month, regardless of whether the shares are acquired from us or in the open market or through privately negotiated transactions. Wire transfers may be used only if the Plan Administrator approves it verbally in advance. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to “UMB Bank, n.a.” and submitted together with, initially, the enrollment form or, subsequently, the form for additional Optional Cash Payments attached to your Plan statements and available on our website at http://www.novastarmortgage.com. Checks returned for any reason will not be resubmitted for collection. A fee will be charged for each returned check.

No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. We will hold Optional Cash Payments received after the Optional Cash Payment Due Date in any month for investment during the following month, unless you provide the Plan Administrator with a telephone or written request on or before the Optional Cash Payment Due Date during the following month to return the Optional Cash Payment to you. Each month the Plan Administrator will apply any Optional Cash Payment received from you no later than the Optional Cash Payment Due Date to the purchase of additional shares of Common Stock for your account and will reinvest all, a percentage or none of the dividends on such shares as directed on the enrollment form.

The “Optional Cash Payment Due Date” each month is one business day before commencement of that month’s Pricing Period for Optional Cash Payments of $10,000 or less, regardless of whether the shares are acquired from us or on the open market or through privately negotiated transactions. For a schedule of expected Optional Cash Payment Due Dates and Investment Dates, visit our website at http://www.novastarmortgage.com.

You are not obligated to participate in the Stock Purchase Program of the Plan. Optional Cash Payments need not be in the same amount each month.

15.	What limitations apply to Optional Cash Payments?

Minimum/Maximum Limits

Each Optional Cash Payment is subject to a minimum purchase of $100 and a maximum per month purchase limit of $10,000. Generally, Optional Cash Payments of less than $100 and that portion of any Optional Cash Payment that exceeds the maximum monthly purchase limit of $10,000, unless we approve a Request for Waiver, will be returned to you without interest.

You may make Optional Cash Payments of up to $10,000 each month without our prior approval, subject to our right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of Common Stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of Common Stock.

Requests for Waiver

Optional Cash Payments of more than $10,000 per month may only be made upon our acceptance of a completed Request for Waiver form (a “Request for Waiver”). All shares purchased pursuant to Requests for Waiver will be purchased directly from us. Subject to the availability of shares of Common Stock registered for issuance under the Plan and subject to certain ownership limitations contained in our charter, there is no pre-established maximum limit applicable to Optional Cash Payments that may be made pursuant to accepted Requests for Waivers. We expect to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants from time to time. To submit an Optional Cash Payment of more than $10,000 for any monthly period, a Participant must submit a written Request for Waiver, specifying the proposed investment amount, Pricing Period, method of calculating the purchase price, Maximum Price and the Investment Date prior to the commencement of the requested Pricing Period. The terms of each Request for Waiver may vary by Participant. The Pricing Period for Optional Cash Payments pursuant to Requests for Waiver will be the day or days set forth in the Request for Waiver, which may be the Investment Date or up to 10 Trading Days prior to and including an Investment Date. If you are interested in obtaining Request for Waiver forms or further information about a Request for Waiver, you should contact our investor relations department at (816) 237-7000 or the Plan Administrator. A Request for Waiver form can also be obtained on our website at http://www.novastarmortgage.com.

A Request for Waiver will be considered on the basis of a variety of factors, which may include (a) our current and projected capital needs, (b) the alternatives available to us to meet those needs, (c) prevailing market prices for shares of Common Stock, (d) general economic and market conditions, (e) expected aberrations in the price or trading volume of the shares of Common Stock, (f) the potential disruption of the price of the shares of Common Stock caused by the resale of our Common Stock by a Participant, (g) the number of shares of Common Stock that you hold, (h) your past actions under the Plan, (i) the aggregate amount of Optional Cash Payments for which Requests for Waivers have been submitted, (j) the terms of your request and (k) the administrative constraints associated with granting your request. Approval of Requests for Waiver will be made in our sole discretion; provided, that we will only approve one Request for Waiver per Participant per month.

If we approve your Request for Waiver, we will notify you and send the Plan Administrator a copy of the Request for Waiver form, and you must send the Plan Administrator your Optional Cash Payment in good funds.

Threshold Price

Unless we waive our right to do so, we may establish for each Pricing Period pursuant to a Request for Waiver a minimum price (the “Threshold Price”) applicable to the investment of the Optional Cash Payment pursuant the Request for Waiver, to provide us with the ability to set a minimum price at which shares of Common Stock will be sold. Prior to the commencement of each Pricing Period pursuant to a Request for Waiver, we will determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount, will be made by us at our discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs.

The Threshold Price, if any, for an Optional Cash Payment made pursuant to a Request for Waiver will be a minimum price at which Common Stock must trade on a given day on the NYSE during the applicable Pricing Period to be included in the determination of Market Price for such investment. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then the closing price for such day will be excluded from the computation of the Market Price for such period and the investment made pursuant to the Request for Waiver will be proportionately reduced. Similarly, a pro rata portion of the Participant’s Optional Cash Payment will be returned if there are fewer Trading Days prior to the Investment Date than are specified as the Pricing Period in the Request for Waiver or if no trades in Common Stock are reported on the NYSE for a Trading Day during the Pricing Period, due to a market disruption or for any other reason. Thus, for example, if the Pricing Period established pursuant to a Request for Waiver is 10 Trading Days and the Threshold Price is not satisfied for three of the 10 Trading Days in a Pricing Period, 3/10th of your Optional Cash Payment made pursuant to a Request for Waiver will be returned to you by check, without interest, as soon as practicable after the end of the applicable Pricing Period. The Plan Administrator expects to mail such checks within five to 10 business days after the applicable Investment Date. This return procedure will only apply when we have set a Threshold Price with respect to the relevant Pricing Period.

Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to Optional Cash Payments made through Requests for Waiver. For any Pricing Period, we may waive our right to set a Threshold Price for Optional Cash Payments made through Requests for Waivers.

Maximum Price

Your Optional Cash Payments made pursuant to a Request for Waiver may specify a maximum price (the “Maximum Price”) per share that you are willing to pay, and if the Market Price less the Waiver Discount exceeds such Maximum Price, your investment will not be made and your Optional Cash Payment will instead be returned to you without interest.

Waiver Discount

Prior to the commencement of the Pricing Period for an Optional Cash Payment pursuant to a Request for Waiver, we will establish a discount from the Market Price for purchases made pursuant to that Request for Waiver (the “Waiver Discount”) and notify the Plan Administrator. The Waiver Discount will be between 0% and 3% of the Market Price. The Waiver Discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Setting a Waiver Discount for Pricing Period will not affect the setting of a Waiver Discount for any subsequent Pricing Period. The Waiver Discount feature described above applies only to Optional Cash Payments made through Requests for Waiver.

16.	Under what circumstances will Optional Cash Payments be returned?

Optional Cash Payments of less than $100 and that portion of any Optional Cash Payment that exceeds $10,000 (unless we approve a Request for Waiver) will be returned to you as soon as practicable. You may request an Optional Cash Payment to be returned to you by submitting a telephone or written request to the Plan Administrator, which must be received on or before the Optional Cash Payment Due Date with respect to that payment. Such Optional Cash Payments will be returned to you as soon as practicable. Requests received after the Optional Cash Payment Due Date will not be returned, but instead will be invested on the next Investment Date. Additionally, with respect to Optional Cash Payments made pursuant to Requests for Waiver, if the shares are being purchased from us and we have established a Threshold Price, a portion of each Optional Cash Payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each Trading Day on which the Market Price does not meet the Threshold Price. Similarly, if the Market Price less any applicable Waiver Discount exceeds the requested Maximum Price, all your funds delivered pursuant to a Request for Waiver will be returned to you. Each Optional Cash Payment, to the extent that it does not either conform to the limitations, or clear within the time limits, described above, will be subject to return to you as soon as practicable.

No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Because no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before the Optional Cash Payment Due Date.

17.	Is automatic monthly investment of Optional Cash Payments available under the Plan?

You can automatically invest a specified monthly amount (not less than $100 and not more than $10,000 per month) deducted directly from your U.S. bank account by completing the “Automatic Monthly Deduction” section on the enrollment form and returning it to the Plan Administrator. Funds will be transferred from your account three business days prior to the Optional Cash Payment Due Date each month. You can change or stop automatic monthly investments by completing and returning a new enrollment form or by sending written notification to the Plan Administrator. The Plan Administrator must receive your instructions and authorization 10 business days prior to the monthly Optional Cash Payment Due Date in order to stop your automatic monthly investment for that month. Otherwise, you automatic monthly investment will be stopped during the following month.

18.	Will I incur any expenses in connection with my participation in the Plan?

There are no brokerage commissions or service fees on shares of Common Stock purchased from us. We will pay any brokerage commissions or service charges in connection with the purchase of shares pursuant to Optional Cash Payments. In the case of shares purchased pursuant to the reinvestment of dividends, we will pay any brokerage commissions or service charges that when combined with the applicable Dividend Reinvestment Discount do not exceed 5% of the fair market value of the shares purchased, subject to federal income tax requirements that the purchase price per share not be less than 95% of the fair market value per share on the Investment Date. We may have to adjust the Market Price so that the purchase price is not less than 95% of the fair market value on the Investment Date . We will pay all other costs of administration of the Plan. If you request that the Plan Administrator sell all or any percentage of your shares will be responsible for a nominal service charge per transaction, any related brokerage commissions or service charges and applicable stock transfer taxes.

ACCOUNT STATEMENTS

19.	What kind of statements will I receive?

If you are a Record Owner, you will receive a statement of your account following each purchase or sale transaction and following any withdrawal of shares from your Plan account. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, Record Owners will receive copies of other communications that we send to our stockholders, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders, and IRS information for reporting dividends paid.

If you are a Beneficial Owner, you should contact your broker, bank or other nominee to obtain information on your account activity.

STOCK CERTIFICATES

20.	Will certificates be issued for shares purchased?

No. Shares of Common Stock purchased by a Participant will be recorded in uncertificated form in the Participant’s Plan account. However, at any time and without charge, you may request that the Plan Administrator issue a certificate to you for some or all of the whole shares credited to your Plan account. You should mail this request to the Plan Administrator at the address set forth in Question 4. If you are a Beneficial Owner, you should place the request through your banker, broker, or other nominee. You will also receive a stock certificate if your participation in the Plan is terminated. See Question 23.

Each certificate issued will be registered in the name or names in which your account is maintained, unless you otherwise instruct the Plan Administrator in writing. If a certificate is to be issued in a name other than the name on your account, you must have your signature guaranteed by a commercial bank or a broker. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

You may deposit currently held Common Stock certificates registered in your name with the Plan Administrator for credit to your account under the Plan, at no cost to you, thus protecting your shares against loss, theft or destruction of the certificate. To deposit Common Stock certificates with the Plan Administrator, you must send the certificates along with a Certificate Deposit Form to the Plan Administrator. The certificates should not be endorsed. Because you bear the risk of loss in sending the certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured. You may obtain a copy of a Certificate Deposit Form by contacting the Plan Administrator. A Certificate Deposit Form can also be obtained on our website at http://www.novastarmortgage.com. You may not pledge or assign shares of Common Stock credited to your Plan account and any attempted pledge or assignment will be void. If you wish to pledge shares credited to your Plan account, you must first withdraw those shares from the Plan account.

WITHDRAWALS AND TERMINATION

21.	When may I withdraw from the Plan?

You may withdraw from the Plan with respect to all or a portion of your shares subject to the Plan at any time.

If you participate in the Dividend Reinvestment Program and your request to withdraw is received by the Plan Administrator before an ex-dividend date with respect to a dividend, the request will be processed within three business days following the Plan Administrator’s receipt of the request.

If the Plan Administrator receives your request to withdraw on or after an ex-dividend date with respect to a dividend, but before a Common Stock dividend payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such Common Stock dividend payment date. All dividends paid with respect to Common Stock subsequent to such Common Stock dividend payment date will be paid in cash unless you re-enroll in the Plan, which may be done at any time.

Any Optional Cash Payments which have been sent to the Plan Administrator before a request for withdrawal will be invested on the next Investment Date unless you expressly request return of that payment in the request for withdrawal, and the Plan Administrator receives the request for withdrawal on or before the Optional Cash Payment Due Date with respect to which Optional Cash Payments have been delivered to the Plan Administrator.

22.	How do I withdraw from the Plan?

If you wish to withdraw from the Plan with respect to all or a portion of your shares subject to the Plan, you must notify the Plan Administrator in writing at its address set forth in Question 4.

Upon withdrawal from the Plan, you may also request in writing that the Plan Administrator sell all or part of the shares credited to your Plan account. The Plan Administrator will sell the shares as requested within 10 business days after processing the request for withdrawal. The timing and price of the sale are at the sole discretion of the Plan Administrator. The Plan Administrator will send a check for the proceeds of the sale, less a nominal transaction fee, any brokerage commissions and service charges paid by the Plan Administrator and any applicable share transfer taxes, generally within five business days of the sale. Cash will be paid in lieu of any fraction of a share, based on the fair market value of the shares on the date the shares are sold.

23.	How can my participation in the Plan be terminated?

Your participation in the Plan will be terminated if all whole shares of Common Stock have been disbursed from your Plan account, leaving only a fractional share, or if we have reason to believe that your continued participation may cause your share ownership to violate our charter limits on share ownership. See Question 5.

We reserve the right to modify, suspend or terminate participation in the Plan by our stockholders or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of Common Stock.

Upon any such termination, unless you have requested in writing that the Plan Administrator sell all of the shares credited to your Plan account, you will receive a certificate for the whole shares of Common Stock held in your Plan account and a check for any fractional shares based on the fair market value of such Common Stock less any brokerage commissions.

OTHER INFORMATION

24.	What happens if the Company declares a stock dividend or a stock split?

Any Common Stock distributed by us as a result of a stock dividend or stock split in respect of shares credited to your Plan account will be credited to your account. Any Common Stock distributed by us as a result of a stock dividend or stock split which is attributable to shares registered in your own name and not in your Plan account will be mailed directly to you as in the case of stockholders not participating in the Plan.

25.	How will shares held by the Plan Administrator be voted at meetings of stockholders?

Participants will receive a proxy card for the shares of Common Stock that they own and that are registered in the Plan Administrator’s name. If a proxy is returned properly signed (unless returned electronically) and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed (unless returned electronically) but no voting instructions are given, all the shares covered by the proxy will be voted in accordance with recommendations of our Board of Directors, unless prohibited by applicable laws. If the proxy is not returned, or if it is returned unexecuted or improperly executed (unless returned electronically) or improperly completed, shares of Common Stock registered in the Plan Administrator’s name may only be voted in person.

26.	What are the responsibilities of the Company and the Plan Administrator under the Plan?

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the fair market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal and state securities laws.

We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

27.	May the Plan be changed or terminated?

We may amend, modify, suspend or terminate the Plan at any time. We will send you written notice of any such action as soon as practicable after we take such action.

28.	Who bears the risk of market fluctuations in our shares of common stock?

Your investment in shares held in the Plan account is no different from your investment in directly held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

29.	Who should I contact with questions about the Plan?

All correspondence regarding the Plan or your Plan account should be directed to the Plan Administrator pursuant to the contact information set forth in Question 4.

30.	How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by us, in our sole discretion, and any such determination will be final. The Plan and its operation will be governed by the laws of the State of Missouri.

31.	What are some of my responsibilities under the Plan?

Shares of Common Stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.

You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided in the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES FOR PLAN PARTICIPANTS

32.	What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations to Participants in the Plan. New investors and current stockholders should also consult the general discussion under the caption “Material Federal Income Tax Considerations” for a summary of federal income tax considerations related to the ownership of Common Stock.

The following summary is based upon an interpretation of current federal tax law. It is important that you consult your own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of shares of Common Stock acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

Irvine Venture Law Firm, LLP, our tax and ERISA counsel, has rendered an opinion that the following are the material federal income tax consequences of participating in the Plan. However, the opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Irvine Venture Law Firm, LLP would be sustained in court.

Pursuant to U.S. Treasury Department Circular 230, we are informing you that (a) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws that may be imposed on the taxpayer, (b) this discussion was written in connection with the promotion or marketing by us of our Common Stock, and (c) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Dividend Reinvestment Program

Participants in the Dividend Reinvestment Program under the Plan will be treated for federal income tax purposes as having received, generally on the Investment Date, a distribution in an amount equal to the fair market value on such date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount and the holding period for such shares will begin on the day following the Investment Date. The fair market value on the Investment Date may vary from the Market Price determined under the Plan for such shares.

Participants should be aware that they will be taxed on the full amount of dividends deemed paid to them even though they will not be receiving a corresponding cash distribution from us. The amount of the taxable dividend that a Participant receives as measured by the value of the shares acquired for the Participant generally will differ somewhat from the amount of dividend income that a non-participating stockholder who receives the dividend in the form of cash.

Example 1:

The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 2% discount (the discount may range from 0% to 3%) from the Market Price where the fair market value of Common Stock on the Investment Date is the same as the Market Price.

Cash dividends reinvested		$100.00
Market Price*	$30.00
Less 2% discount per share	$(0.60)
Net purchase price per share	$29.40
Number of shares purchased ($100.00/$29.40)	3.4014
Total taxable dividend resulting from transaction (30.00 x 3.4014)		$102.04

*	The Market Price for determining the cost to a Participant of the shares under the Plan may differ from the fair market value of the shares on the Investment Date. The fair market value on the Investment Date is used for federal income tax purposes to determine the amount of the discount realized by a Participant. We may have to adjust the discount or Market Price so that the purchase price is not less than 95% of the fair market value on the Investment Date. Note that the taxable dividend of $102.04 exceeds the cash dividend of $100.00 because of the effect of the discounted purchase price.

Stock Purchase Program

If you are a Participant in the Dividend Reinvestment Program and you make Optional Cash Payments, you may be treated as having received a dividend distribution in an amount equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount you paid for shares purchased pursuant to Optional Cash Payments. We have attempted to avoid this treatment by structuring the Plan so that Investment Dates for the reinvestment of Dividends and Optional Cash Payments will not occur on the same date. A Participant who makes Optional Cash Payments but does not participate in the Dividend Reinvestment Program would not be subject to the potential dividend treatment on the discounted purchase price.

Shares acquired under the Stock Purchase Program will have a tax basis equal to the amount of the Optional Cash Payment plus the dividend income, if any, recognized as a result. Your holding period for shares of Common Stock acquired pursuant to the Plan will begin on the day following the Investment Date.

Example 2:

The following example may be helpful to illustrate the federal income tax consequences of the Optional Cash Payment feature at a 2% discount (the discount may range from 0% to 3%) from the Market Price where the fair market value of Common Stock on the Investment Date differs from the Market Price.

Optional Cash Payment		$100.00
Market Price*	$30.00
Less 2% discount per share	$(0.60)
Net purchase price per share	$29.40
Fair market value on Investment Date	$30.50
Number of shares purchased ($100.00/$29.40)	3.4014
Total taxable dividend resulting from transaction (3.4014 × $30.50 − $100.00)**		$3.74

*	The Market Price for determining the cost to a Participant of the shares under the Plan may differ from the fair market value of the shares on the Investment Date. The fair market value on the Investment Date is used for federal income tax purposes to determine the amount of the discount realized by a Participant.

Note that the taxable dividend of $103.74 exceeds the cash dividend of $100.00 because of the effect of the discounted purchase price.

**	Assumes closing price on Investment Date equals $30.50.

You will not realize any taxable income upon receipt of certificates for whole shares of Common Stock credited to your account, either upon your request for certain of those shares of Common Stock or upon your termination of participation in the Plan. You will recognize gain or loss upon the sale or exchange of shares of Common Stock acquired under the Plan. You will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares of Common Stock or fractional share equivalent and the tax basis thereof.

33.	How are income tax withholding provisions applied to me?

If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of Common Stock held for your account will be subject to federal income tax backup withholding imposed at 28%. If withholding is required for any reason, the appropriate amount of tax will be withheld before investment or payment. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

If you are a foreign stockholder, you may avoid imposition of back-up withholding by providing us the required federal income certifications to establish your status as a foreign stockholder. You may claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence by providing us or your withholding agent a Form 4224 with the appropriate information. Generally, distributions to a foreign stockholder are subject to federal income tax withholding at 30% (or a lower treaty rate if applicable). Certain distributions or portion of a distribution to a foreign stockholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as dividend under federal income tax laws. If you are a foreign stockholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your account to purchase shares of Common Stock.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax considerations that may be relevant to you, as a prospective purchaser of our common stock. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor’s particular circumstances or to special classes of investors, including insurance companies, tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States, who are subject to particular treatment under federal income tax laws.

You are urged to consult with your own tax advisor regarding the specific consequences to you of the purchase, ownership and sale of our common stock, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and the potential changes in applicable tax laws.

Pursuant to U.S. Treasury Department Circular 230, we are informing you that (a) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws that may be imposed on the taxpayer, (b) this discussion was written in connection with the promotion or marketing by us of our common stock, and (c) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.

General

The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s purchase of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations, with limited exceptions, are not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the “double taxation,” at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of tax counsel

Irvine Venture Law Firm, LLP, tax and ERISA counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial, this offering and NovaStar Financial’s election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through December 31, 2005, the date of the audited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 2006 and in subsequent years. The opinion of tax counsel applies only to NovaStar Financial and its qualified REIT subsidiaries and not to NFI Holding Corporation (“NFI Holding”), NovaStar Mortgage and its subsidiaries, which operate as taxable entities. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of NovaStar Financial’s operations have not been considered by the courts or the IRS. There can be no assurance that the courts or the IRS will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel’s opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.

This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

•	a dealer or trader in securities;

•	a financial institution;

•	an insurance company;

•	a stockholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

•	a stockholder whose functional currency is not the United States dollar; or

•	a tax-exempt organization or foreign taxpayer.

The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders. We urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of federal income tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent, as a consequence, NovaStar Financial would be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT

To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.

Ownership of Stock.  NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 beneficial owners for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement in 1996, NovaStar Financial has had more than 100 stockholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, attribution of stock ownership rules apply. NovaStar Financial’s charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as “transferable” for purposes of qualification as a REIT.

NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.

Nature of Assets.  On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the “75% of assets test.” NovaStar Financial expects that substantially all of its assets, other than qualified hedges, the stock of NFI Holding and certain intercompany loans to NFI Holding or one of its subsidiaries, will be “qualified REIT assets.” Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in real estate mortgage investment conduits (“REMICs”). NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire or carry qualified REIT assets, which the REIT has identified as a hedging transaction under Code section 1221(a)(7).

On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer’s securities may not exceed 5% by value of total assets and NovaStar Financial may not own more than 10% of any one issuer’s outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to not more than 25%, in the aggregate, by value of its portfolio, to not more than 5% by value as to any single issuer, and to not more than 10% of the voting stock and 10% of the value of the outstanding stock of any single issuer, collectively the “25% of assets limits”. In addition, as of the last day of any calendar quarter, not more than 20% of the value of the assets of NovaStar Financial may be represented by the securities of one or more taxable REIT subsidiaries, such as NFI Holding. If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets or otherwise come into compliance with the quarterly asset tests within the thirty day period after the end of the calendar quarter, as permitted under the Code. As of December 31, 2005, NovaStar Financial complied with the tests described in this paragraph. If NovaStar Financial were to violate one or more quarterly asset tests by more than the de minimis thresholds of (a) 1% of the total value of the REIT’s assets as of the end of the quarter or (b) $10 million, NovaStar Financial would have to dispose of the offending assets or otherwise come into compliance with the quarterly asset test within either thirty days or six months after the end of the quarter, and in addition, if the longer six month period were elected, would have to pay a penalty tax of the greater of (a) $50,000 or (b) the net income generated by the excess assets times the highest corporate tax rate.

REITs may directly own the stock of taxable subsidiaries. As noted above, the value of the securities of all taxable subsidiaries of a REIT will be limited to no more than 20% of the total value of the REIT’s assets. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm’s length price for comparable services.

When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

Sources of Income.  NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.

1. The 75% Test.  At least 75% of gross income, the “75% of income test” for the taxable year must be derived from the following sources among others:

•	interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into, obligations secured by mortgages on real property;

•	gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

•	income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.

The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of December 31, 2005, NovaStar Financial complied with the 75% of income test for the 2005 taxable year.

2. The 95% Test.  In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the “95% of income test”. Income attributable to assets other than qualified REIT assets, such as income from dividends on stock including any dividends from a taxable affiliate like NFI Holding, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, but will not be qualified income for purposes of the 75% of income test. Effective for transactions entered into in 2005 and thereafter, income from hedging and gains from the disposition of hedging instruments is excluded from computation of the 95% of income test, meaning that hedging income may only affect NovaStar Financial’s compliance with the 75% of income test. For hedging transactions entered into before 2005, the income or gain qualified for the 95% of income test, but not the 75% of income test. Hedging income includes gains or payments received on interest rate swap or cap agreements, options, futures contracts, forward rate agreements or any other similar financial instrument entered into by a REIT in a transaction to reduce the interest rate risks for any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets. The definition of hedging income includes income from a transaction entered into to manage risks of interest rate or price change or currency fluctuation if clearly identified as a hedging transaction under Code section 1221(a)(7), the general hedging transaction provisions of the Code. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of December 31, 2005, NovaStar Financial complied with the 95% of income test for the 2005 taxable year.

For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from “prohibited transactions.” A “prohibited transaction” is one involving a sale of property in which the seller is a dealer. A prohibited transaction does not include a sale of dealer property by a REIT for which the foreclosure property election is made. Net income from “prohibited transactions” is subject to a 100% tax.

NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from dividends from NFI Holding and interest from loans not secured by interests in real estate, among other items in order to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than income from qualified REIT assets and from REIT qualified hedges.

Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) an excise tax on the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite continuous monthly monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

Distributions.  NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to 90% of its taxable income before deduction of dividends paid and excluding net capital gain, plus 90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less any “excess noncash income.”

NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made by the time that NovaStar Financial files its corporate tax return for the year to which the dividend distributions relate. If NovaStar Financial’s taxable income were to materially exceed its cash receipts, NovaStar Financial could be compelled to dispose of mortgage assets, borrow or use available capital to satisfy the distribution requirement.

A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of 85% of NovaStar Financial’s “ordinary income,” 95% of NovaStar Financial’s capital gain net income, and income (in excess of prior years’ excise taxes) not distributed in earlier years.

Under its dividend policy, NovaStar Financial generally expects that it may not distribute the portion of its taxable income remaining after the distribution of the final regular quarterly dividend each year within the time frame required to avoid being subject to the nondeductible 4% excise tax described above. Imposition of the excise tax on NovaStar Financial may reduce the amount of cash ultimately available for distribution to stockholders. NovaStar Financial expects to avoid regular income tax on its net income by distributing dividends equal to substantially all of its taxable income by the time that NovaStar Financial files its tax return for the year to which the income relates.

If NovaStar Financial fails to meet the 90% distribution test as a result of an adjustment to tax returns by the IRS, or due to NovaStar Financial’s filing of an amended corporate tax return, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax. The Code provides for a $50,000 excise tax, rather than disqualification as a REIT, for a REIT that violates a REIT qualification test other than one of the annual gross income tests or quarterly asset tests. The violation must be due to reasonable cause and not willful neglect.

Taxation of NovaStar Financial

In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis by the time it files its tax return for the year to which the income relates.

In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction (a prohibited transaction generally is a sale of property held primarily for sale to customers in the ordinary course of business — other than foreclosure property) and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by corresponding expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.

If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.

NovaStar Financial may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, NovaStar Financial would pay tax on such retained net long-term capital gains. In addition, to the extent designated by NovaStar Financial, a stockholder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of NovaStar Financial’s taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on NovaStar Financial on the designated amounts included in such stockholder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the stockholder, (4) increase the adjusted basis of his stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).

NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable subsidiaries. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Such taxable affiliate will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.

In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent, interest or other charges that it imposed on any taxable REIT subsidiary in excess of an arm’s-length price for comparable services.

NovaStar Financial will derive income from its taxable REIT subsidiaries by way of dividends and interest on certain intercompany loans. Novastar Financial has treated such dividends and interest as non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with NovaStar Financial’s other non-real estate source income, such dividends and interest must be, and have been, limited to 25% or less of NovaStar Financial’s gross income each year. NovaStar Financial will monitor the value of its investment in its taxable REIT subsidiaries and the amount of dividends and interest received from such subsidiaries to ensure compliance with all applicable income and asset tests.

NovaStar Financial’s taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including NovaStar Financial, as dividend distributions.

As noted above, NovaStar Financial will be subject to the 4% excise tax to the extent that it does not distribute 85% of its REIT taxable income within the calendar year.

If NovaStar Financial acquires a built-in gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and NovaStar Financial recognizes built-in gain upon a disposition of such asset occurring within 10 years of its acquisition, then NovaStar Financial will be subject to federal tax to the extent of any built-in gain at the highest corporate income tax rate.

NovaStar Financial may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated. If NovaStar Financial were to recognize excess inclusion income and have stockholders who are disqualified organizations (generally state, federal or foreign agencies or instrumentalities not subject to tax), NovaStar Financial may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the stockholders that are disqualified organizations. NovaStar Financial historically has avoided transactions that could generate excess inclusion income for it and its stockholders. However, for 2006 and possibly for subsequent years, NovaStar Financial expects to engage in securitizations of mortgage pools that likely will generate excess inclusion income. NovaStar Financial is unable to predict the amount of excess inclusion income that may be recognized and the extent to which such excess inclusion income will have to be allocated to stockholders.

Any taxable REIT subsidiary of NovaStar Financial, such as NFI Holding, will be subject to taxation on net income and will make distributions to us as its stockholder only on after-tax income.

As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for “performance based compensation” meeting each of the following criteria:

•	the terms of the agreement must have been approved in advance of payment by the corporation’s stockholders;

•	the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation; and

•	the performance based compensation payable to the employee must be based on objective performance criteria and the meeting of these criteria must have been certified by the compensation committee consisting of two or more outside directors.

Termination or Revocation of REIT Status

The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the REIT qualification requirements described above under the heading “Qualification as a REIT”. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

•	inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.

NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

If NovaStar Financial failed to qualify for taxation as a REIT in any taxable year, and the relief provisions did not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of NovaStar Financial Stockholders

General.  For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains. To be tax deductible by NovaStar Financial, dividends must be made on a pro rata basis among the stockholders of a class of stock eligible to receive dividends.

The maximum rate of income tax for individuals on dividends paid by most types of tax-paying U.S. corporations is 15%. Dividends paid by REITs are not eligible for such treatment except in limited circumstances (such as to the extent of dividend income received from NovaStar Financial’s taxable subsidiaries) which NovaStar Financial does not expect will apply to a material extent in its case. The Code also, in the case of noncorporate taxpayers, generally imposes a maximum long-term capital gains tax rate of 15% (for sales or exchanges on or after May 6, 2003, through taxable years beginning before January 1, 2009) and imposes a maximum tax rate on ordinary income of 35%. Accordingly, the 15% tax rate for long-term capital gains will generally apply to long-term capital gains, if any, recognized by such a holder on the disposition of our stock held for more than one year and on NovaStar Financial’s distributions designated as long-term capital gain dividends attributable to sales or exchanges on or after May 6, 2003. In addition, the Code imposes backup withholding at a rate of 28%.

Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial.

Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

Any gain or loss on the taxable sale or other disposition of our stock will be a capital gain or loss, and will be long-term capital gain if our stock has been held for more than one year at the time of the disposition. Noncorporate stockholders are generally taxable at a maximum rate of 15% on long-term capital gain. Proceeds received upon a sale or other disposition of our stock may be subject to the information reporting and backup withholding rules described below unless an exemption applies and, if necessary, is properly established.

If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder’s shares until the tax basis is zero. Any such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.

NovaStar Financial historically has avoided transactions that could generate excess inclusion income for it and its stockholders. However, for 2006 and possibly for subsequent years, NovaStar Financial expects to engage in securitizations of mortgage pools that likely will generate excess inclusion income. NovaStar Financial is unable to predict the amount of excess inclusion income that may be recognized and the extent to which such excess inclusion income will have to be allocated to stockholders. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in Section 512 of the Code. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax exempt entities, are urged to consult with their tax advisors concerning this issue.

NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

Taxation of Tax-Exempt Entities

In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. NovaStar Financial has consistently avoided recognition of income that could cause an investment in its stock to generate unrelated business income for tax-exempt investors. NovaStar Financial historically has avoided transactions that could generate excess inclusion income for it and its stockholders. However, for 2006 and possibly for subsequent years, NovaStar Financial expects to engage in securitizations of mortgage pools that likely will generate excess inclusion income. NovaStar Financial is unable to predict the amount of excess inclusion income that may be recognized and the extent to which such excess inclusion income will have to be allocated to stockholders. If NovaStar Financial causes its dividend distributions to be treated as representing excess inclusion income, that income would be taxable as unrelated business income for a tax-exempt entity holding NovaStar Financial stock.

Apart from the potential for recognizing excess inclusion income for tax-exempt entities, NovaStar Financial does not anticipate that it or its stockholders that are tax-exempt entities are likely to recognize unrelated business income from holding shares of NovaStar Financial, the IRS has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the stock of NovaStar Financial, a portion of the dividends on such stock could be treated as unrelated trade or business income.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in NovaStar Financial will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

Foreign Investors

The preceding discussion does not address the federal income tax consequences to foreign investors, non-resident aliens and foreign corporations as defined in the Code, of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial stock. A foreign stockholder of a REIT who owns less than 5% of the REIT’s outstanding shares of a class of stock with respect to which a distribution is made need not treat the distribution as gain from a United States Real Property Interest for purposes of the Foreign Investors in Real Property Tax Act (codified at Code Section 897). Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign investor’s country or unless the shares are held in connection with the foreign investor’s U.S. business. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial (or the appropriate withholding agent) in order to claim such treatment. NovaStar Financial historically has avoided transactions that could generate excess inclusion income for it and its stockholders. However, for 2006 and possibly for subsequent years, NovaStar Financial expects to engage in securitizations of mortgage pools that likely will generate excess inclusion income. NovaStar Financial is unable to predict the amount of excess inclusion income that may be recognized and the extent to which such excess inclusion income will have to be allocated to stockholders. Excess inclusion income is not eligible for reduction in withholding tax otherwise authorized by a treaty.

Recordkeeping Requirement

A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT’s shares, e.g., if NovaStar Financial has over 2,000 stockholders of record, from persons holding 5% or more of outstanding shares of stock regarding their ownership of shares. NovaStar Financial must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. NovaStar Financial maintains the records and demand statements as required by these regulations.

Backup Withholding

The Code imposes a modified form of “backup withholding” for payments of interest and dividends. This withholding applies only if a stockholder, among other things,

•	fails to furnish NovaStar Financial with a properly certified taxpayer identification number;

•	fails properly to report interest or dividends from any source; or

•	under certain circumstances fails to provide NovaStar Financial or the stockholder’s securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

The backup withholding rate is 28% of “reportable payments,” which include dividends. Stockholders should consult their tax advisors as to the procedure for insuring that distributions to them will not be subject to backup withholding.

NovaStar Financial will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

State and Local Taxes

State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, you should consult your tax advisers concerning the state and local tax consequences of an investment in our common stock.

ERISA Investors

A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, commonly called “ERISA,” should consider

•	whether the ownership of NovaStar Financial’s stock is in accordance with the documents and instruments governing the plan;

•	whether the ownership of NovaStar Financial’s stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA, if applicable, and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA;

•	the prohibitions under ERISA on improper delegation of control over, or responsibility for, “plan assets” and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets; and

•	the need to value the assets of the plan annually.

Based on certain representations of NovaStar Financial, tax and ERISA counsel is of the opinion that the common stock qualifies as “publicly offered securities” within the meaning of the regulations defining “plan assets” and therefore, in most circumstances, the common stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the common stock.

DIVIDENDS

We generally intend to distribute substantially all of our taxable income with respect to each year (which does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles) to our stockholders so as to comply with the REIT provisions of the Code. We intend to make dividend distributions quarterly and to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the regular quarterly dividend payments of the following taxable year or in a special dividend distributed prior thereto. Our dividend policy is subject to revision at the discretion of our Board of Directors. All distributions will be made at the discretion of our Board of Directors and will depend on our taxable income, our financial condition, maintenance of REIT status and other factors as our Board of Directors deems relevant.

Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of the distributions may be designated by us as capital gain or may constitute a tax-free return of capital. We generally do not intend to declare dividends that would result in a return of capital for tax purposes. Annually, our transfer agent will furnish to each of our stockholders a statement of distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

USE OF PROCEEDS

We do not know either the number of shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that such purchases are made directly from us and not pursuant to open market purchases by the Plan Administrator. We will bear the costs relating to the registration of the common stock being offered pursuant to this prospectus. We intend to use the net proceeds from the sale of such shares of our common stock for the acquisition of additional mortgage assets and for other general corporate purposes. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use such proceeds to reduce short-term or adjustable-rate indebtedness.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases common stock in open market transactions or in privately negotiated transactions, we will sell directly to the Plan Administrator the common stock acquired under the Plan. Subject to the availability of shares of common stock registered for issuance under the Plan and subject to certain ownership limitations contained in our charter, there is no total maximum number of shares of common stock that can be issued pursuant to the Plan.

In connection with the administration of the Plan, we may be requested to approve Optional Cash Payments in amounts greater than the allowable maximum dollar amount pursuant to Requests for Waiver on behalf of Participants, including those engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to (a) our current and projected capital needs, (b) the alternatives available to us to meet those needs, (c) prevailing market prices for shares of our common stock, (d) general economic and market conditions, (e) expected aberrations in the price or trading volume of the shares of our common stock, (f) the potential disruption of the price of the shares of our common stock caused by the resale of our common stock by a Participant, (g) the number of shares of our common stock that you hold, (h) your past actions under the Plan, (i) the aggregate amount of Optional Cash Payments for which Requests for Waivers have been submitted, (j) the terms of your request and (k) the administrative constraints associated with granting your request.

Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including to cover short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. In addition, the difference between the price such persons pay to us for shares of common stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions. We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a Participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution of shares. We may, however, accept investments made pursuant to Requests for Waiver by such persons. We may approve Requests for Waiver in our sole discretion, provided, that we will only approve one Request for Waiver per Participant per month.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from the discount from the Market Price of common stock acquired under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan. We also reserve the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that cause aberrations in the trading of our common stock.

We will pay any and all fees, brokerage commissions, service charges and related expenses incurred in connection with purchases of common stock under the Plan, subject to federal income tax requirements that the purchase price per share not be less than 95% of the fair market value per share on the date of purchase. Upon withdrawal by a Participant from the Plan by the sale of common stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and service charges and applicable transfer taxes.

Common stock may not be available under the Plan in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1- 800-SEC-0330 for information on the operation of the Public Reference Room.

We have filed a registration statement on Form S-3, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement and the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, and information we file with the Commission after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 (including the portions of our Proxy Statement on Schedule 14A incorporated therein by reference);

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference; and

•	the description of our common stock included in our registration statements on Form 8-A, and any further amendments or reports filed for the purpose of updating such description.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

You may obtain copies of all documents which are incorporated in this prospectus by reference (excluding exhibits to those documents unless the exhibits are specifically incorporated by reference in such documents) without charge upon written or oral request to Corporate Secretary, NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000. Additionally, you can get further information about us on our website, http://www.novastarmortgage.com. We do not, however, intend for the information on our website, including information and forms refered to in the Plan, to constitute part of this prospectus.

LEGAL MATTERS

Certain matters of Maryland law, including the validity of the securities offered hereby, will be passed on for us by Blackwell Sanders Peper Martin LLP, Kansas City, Missouri. Certain tax matters will be passed on for us by Irvine Venture Law Firm, LLP, Newport Beach, California.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We are not offering the securities in any state where the offer is not permitted.

We do not claim that the information in this prospectus is accurate as of any date other than the date stated on the cover.

NovaStar Financial, Inc.

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the securities being registered under this registration statement.

Commission registration fee	$16,665	*
NYSE listing fees	60,000
Accounting fees and expenses	8,500
Printing fees	20,000
Legal fees and expenses	50,000
Transfer agent and registrar fees	45,000
Miscellaneous	10,000

Total	$210,165

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act, except for $16,665 to cover 5,000,000 shares of common stock, of which $1,175 has already been paid with respect to shares of common stock that were previously registered pursuant to Registration Statement No. 333-126699 filed July 19, 2005, and were not sold thereunder.

Item 15.	Indemnification of Directors and Officers

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The charter of the registrant requires it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer of the registrant and at the request of the registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The bylaws of the registrant establish certain procedures for indemnification and advancement of expenses pursuant to applicable law and the registrant’s charter. The charter and bylaws also permit the registrant to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

The MGCL requires a corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The registrant has entered into indemnification agreements with certain of its directors and officers. Under the indemnification agreements, the registrant will indemnify each indemnitee to the maximum extent permitted by Maryland law for liabilities and expenses arising out of the indemnitee’s service to the registrant or other entity for which such indemnitee is or was serving at the request of the registrant. The indemnification agreements also provide (a) for the advancement of expenses by the registrant, subject to certain conditions, (b) a procedure for determining an indemnitee’s entitlement to indemnification and (c) for certain remedies for the indemnitee. In addition, the indemnification agreements require the registrant to use its reasonable best efforts to obtain directors and officers liability insurance on terms and conditions deemed appropriate by the registrant’s Board of Directors.

The registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the registrant. The effect of these insurance policies is to indemnify any directors or officers of the registrant against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

Item 16.	Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))

4.2	Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))

4.3	Articles Supplementary of the Registrant adopted January 15, 2004 (incorporated by reference to Exhibit 3.5 to the Form 8-A/A filed by the Registrant on January 20, 2004 (File No. 001-13533))

5.1	Opinion of Blackwell Sanders Peper Martin LLP as to legality (including consent of such firm)*

8.1	Opinion of Irvine Venture Law Firm, LLP as to certain tax matters (including consent of such firm)*

23.1	Consent of Blackwell Sanders Peper Martin LLP (see item 5.1 above)

23.2	Consent of Irvine Venture Law Firm, LLP (see item 8.1 above)

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (set forth on signature page)

*	Filed herewith

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Act to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registration relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on April 14, 2006.

NOVASTAR FINANCIAL, INC.

By:	/s/ Scott F. Hartman
Scott F. Hartman
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and/or officers of NovaStar Financial, Inc., do hereby constitute and appoint Scott F. Hartman, W. Lance Anderson, Gregory S. Metz, Jeffrey T. Ayers, Rodney E. Schwatken and Todd M. Phillips, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution to act for him and in his name, place and stead, in his capacity as a director and/or officer of NovaStar Financial, Inc., to sign any and all amendments to this registration statement (including post-effective amendments) and other documents in connection with this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Scott F. Hartman Scott F. Hartman	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 14, 2006

/s/ W. Lance Anderson W. Lance Anderson	President, Chief Operating Officer and Director	April 14, 2006

/s/ Gregory S. Metz Gregory S. Metz	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 14, 2006

/s/ Todd M. Phillips Todd M. Phillips	Vice President, Controller and Treasurer (Principal Accounting Officer)	April 14, 2006

/s/ Gregory T. Barmore Gregory T. Barmore	Director	April 14, 2006

Signature	Position	Date

/s/ Edward W. Mehrer Edward W. Mehrer	Director	April 14, 2006

/s/ Art N. Burtscher Art N. Burtscher	Director	April 14, 2006

/s/ Donald M. Berman Donald M. Berman	Director	April 14, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))

4.2	Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))

4.3	Articles Supplementary of the Registrant adopted January 15, 2004 (incorporated by reference to Exhibit 3.5 to the Form 8-A/A filed by the Registrant on January 20, 2004 (File No. 001-13533))

5.1	Opinion of Blackwell Sanders Peper Martin LLP as to legality (including consent of such firm)*

8.1	Opinion of Irvine Venture Law Firm, LLP as to certain tax matters (including consent of such firm)*

23.1	Consent of Blackwell Sanders Peper Martin LLP (see item 5.1 above)

23.2	Consent of Irvine Venture Law Firm, LLP (see item 8.1 above)

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (set forth on signature page)

*	Filed herewith